Exhibit 10.1

Business Loan and Security Agreement	January 24, 2024

This Business Loan and Security Agreement Supplement is part of (and incorporated by reference into) the Business Loan and Security Agreement. Borrower should keep this important legal document for Borrower’s records.

Borrower:	ADITXT INC, a Delaware corporation
Lender:
Disbursement Amount: Amount of Loan less fees and costs Note that the Disbursement Amount will be net of (a) any principal amount owed to Lender from an existing loan or (b) any amount used to pay off an existing obligation owed to a third party lender.	$814,900.00
Amount of Loan:	$3,600,000.00
Total Repayment Amount: Sum of Amount of Loan and Interest Charge when all payments are made on time	$5,364,000.00
Payment Schedule:	$178,800.00 per week until paid in full.
Interest Charge: Dollar amount of interest that the Loan will cost (does not include any Fees)	$1,764,000.00
Interest Rate: (Interest rate paid on Amount of Loan if all payments made as scheduled. This Interest Rate is not an annualized interest rate)	49%
Origination Fee:	$252,000.00

Interest Rate

The interest rate disclosed on this Business Loan and Security Agreement Supplement (the “Interest Rate”) is the rate of interest calculated by dividing the Interest Charge by the Amount of Loan. This calculation assumes that all payments are made as scheduled. THIS INTEREST RATE DOES NOT INCLUDE ANY FEES AND IS NOT AN ANNUALIZED RATE, THEREFORE, IS NOT AN ANNUAL PERCENTAGE RATE (“APR”).

The APR equals a single percentage number that represents the actual yearly cost of funds over the term of a loan and includes any fees or additional costs associated with the loan. The APR on this loan can be compared to the APR of other loan programs to give you a consistent means of comparing rates and programs to the extent programs have different loan terms and fee structures.

Disbursement Amount

The Disbursement Amount is the Amount of Loan minus the Origination Fee and the payoffs of prior loans/lines to the extent applicable.

Fees

The Origination Fee is deducted at the time of disbursement.

Total Repayment Amount

The Total Repayment Amount includes the Amount of Loan plus the Interest Charged.

Loan Pricing Disclosure

Lender uses a system of risk-based pricing to determine interest charges and fees. Risk-based pricing is a system that evaluates the risk factors of your application and adjusts the interest rate and discount points up or down based on this risk evaluation.

Although Lender believes that its loan process provides expedited turnaround time and its underwriting process provides greater likelihood of approval of your loan, this loan may be a higher cost loan than loans that may be available through other lenders. You should fully consider all costs and fees associated with this loan and compare your available alternatives to this loan. You are encouraged to engage appropriate advisors to the extent you believe necessary to evaluate the terms of this loan.

LOAN FOR SPECIFIC PURPOSES ONLY

The proceeds of the requested Loan may solely be used for the specific purposes as set forth in the Use of Proceeds Certification of the Business Loan and Security Agreement. IN ADDITION, THE LOAN WILL NOT BE USED FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES. Borrower understands that Borrower’s agreement not to use the Loan proceeds for personal, family or household purposes means that certain important duties imposed upon entities making loans for consumer/personal purposes, and certain important rights conferred upon consumers, pursuant to federal or state law will not apply to this transaction.

1. INTRODUCTION. This Business Loan and Security Agreement (together with the accompanying Business Loan and Security Agreement Supplement and the accompanying Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits), this “Agreement”) governs your business loan (“Loan”) made by and serviced by (“Servicer”) and such servicer will be accepting all payments hereunder. Please read it and keep it for your reference. In this Agreement, the words “you,” “your” and “Borrower” means each individual or entity that signs this Agreement or on whose behalf this Agreement is signed. The words “Lender”, “we”, “us”, and “our” mean Lender. or its successor(s) and assign(s).

2. EFFECTIVE DATE. This Agreement begins on the date we accept this Agreement. Borrower understands and agrees that Lender may postpone, without penalty, the disbursement of amounts to Borrower until all required security interests have been perfected.

3. AUTHORIZATION. Borrower agrees that the Loan made by Lender to Borrower shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to a duly authorized request on its behalf.

4. LOAN FOR SPECIFIC PURPOSES ONLY. The proceeds of the requested Loan may solely be used for the specific purposes as set forth in the Use of Proceeds Certification contained in Section 49 below, and not for any other purposes. In addition, the Loan will not be used for personal, family or household purposes. Borrower understands that Borrower’s agreement not to use the Loan proceeds for personal, family or household purposes means that certain important duties imposed upon entities making loans for consumer/personal purposes, and certain important rights conferred upon consumers, pursuant to federal or state law will not apply to the Loan or the Agreement. Borrower also understands that Lender will be unable to confirm whether the use of the Loan conforms to this section. Borrower agrees that a breach by Borrower of the provisions of this section will not affect Lender’s right to (i) enforce Borrower’s promise to pay for all amounts owed under this Agreement, regardless of the purpose for which the Loan is in fact obtained or (ii) use any remedy legally available to Lender, even if that remedy would not have been available had the Loan been made for consumer purposes.

5. DISBURSEMENT OF LOAN PROCEEDS AND MAINTENANCE OF BORROWER’S BANK ACCOUNT. If Borrower applied and was approved for a Loan, Borrowers Loan will be disbursed upon approval as provided in the accompanying Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits). Borrower agrees to maintain Direct Payments (ACH Debits) in its operating account which is the account that was reviewed in conjunction with underwriting and approval of this Loan (including keeping such account open until the Total Repayment Amount had been completely repaid).

6. PROMISE TO PAY. Borrower agrees to pay Lender the Total Repayment Amount shown in the accompanying Business Loan and Security Agreement Supplement in accordance with the Payment Schedule shown in the accompanying Business Loan and Security Agreement Supplement. Borrower agrees to enroll in Lender’s Automatic Payment Plan and authorizes Lender to collect required payments as provided in the accompanying Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits). If required by Lender, Borrower further agrees and authorizes Lender or its Servicer to collect required payments from a transfer account established pursuant to certain Transfer Account Loan Documentation that will be provided by Lender in connection with this Business Loan and Security Agreement if applicable.

7. ALTERNATIVE PAYMENT METHODS. If Borrower knows that for any reason Lender will be unable to process a payment under Lender’s Automatic Payment Plan, then Borrower must either restore sufficient funds such that the missed payment can be collected as provided in the accompanying Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits), or promptly mail or deliver a check to Lender in the amount of the missed payment or, if offered, make the missed payment by any pay- by-phone or on-line service that Lender may make available from time to time. If Borrower elects to send payments on Borrowers Account by postal mail, then Borrower agrees to send such payments to lender at an address to be provided. Attn: Director of Operations. All alternative payments must be made in good funds by check, money order, wire transfer, automatic transfer from an account at an institution offering such service, or other instrument in U.S. Dollars. Borrower understands and agrees that payments made at any other address than as specified by Lender may result in a delay in processing and/or crediting. If Borrower makes an alternative payment on Borrowers Loan by mail or by any pay-by-phone or on-line service that Lender makes available while Borrower is enrolled in the Automatic Payment Plan, Lender may treat such payment as an additional payment and continue to process Borrowers scheduled Automatic Payment Plan payments or may reduce any scheduled Automatic Payment Plan payment by the amount of any such additional payment received.

8. APPLICATION OF PAYMENTS. Subject to applicable law, Lender reserves the right to allocate and apply payments received on Borrowers Loan between principal, interest and fees in any manner Lender chooses in Lender’s sole discretion it being understood and agreed that any fees and interest will generally be paid during the earlier portion of the term.

9. POSTDATED CHECKS, RESTRICTED ENDORSEMENT CHECKS AND OTHER DISPUTED OR QUALIFIED PAYMENTS. Lender can accept late, postdated or partial payments without losing any of Lenders rights under this Agreement (a postdated check is a check dated later than the day it was actually presented for payment). Lender is under no obligation to hold a postdated check and Lender reserves the right to process every item presented as if dated the same date received by Lender or Lenders check processor unless Borrower gives Lender adequate notice and a reasonable opportunity to act on it. Except where such notice and opportunity is given, Borrower may not hold Lender liable for depositing any postdated check. Borrower agrees not to send Lender partial payments marked “paid in full,” “without recourse,” or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Agreement. All notices and written communications concerning postdated checks, restricted endorsement checks (including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount) or any other disputed, nonconforming or qualified payments, must be mailed or delivered to Servicer at via overnight mail.

10. PREPAYMENT. This loan may be prepaid at any time provided that the Total Repayment Amount is paid in full. Borrower confirms that it has read and understands the terms of this Section 10 and acknowledges and agrees that the foregoing provisions of this Section 10 are a material inducement for Lender’s agreement to make the loan in accordance with the terms hereof.

11. SECURITY INTEREST. Borrower hereby grants to Lender, the secured party hereunder, a continuing security interest subject to (i) the first priority security interest granted to Baker Bros. Advisors LP as agent for Baker Brothers Life Sciences L.P. and 667, L.P. (the “Secured Party”), pursuant to that certain Security Agreement dated as of December 11, 2023 by and between the Borrower and the Secured Party, and (ii) the prior interest granted to _________________ and to any prior interests granted to the Lender, in and to any and all “Lender Collateral” as described below to secure payment and performance of all debts, liabilities and obligations of Borrower to Lender hereunder and also any and all other debts, liabilities and obligations of Borrower to Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, related to the Loan described in this Agreement, whether or not contemplated by the parties at the time of the granting of this security interest, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest, other fees and expenses (all hereinafter called “Obligations”). The Lender Collateral includes the following property that Borrower (or Guarantor, if applicable, pursuant to Section 12) now owns or shall acquire or create immediately upon the acquisition or creation thereof: (i) any and all amounts owing to Borrower now or in the future from any merchant processor(s) processing charges made by customers of Borrower via credit card or debit card transactions; and (ii) all other tangible and intangible personal property, including, but not limited to (a) cash and cash equivalents, (b) inventory, (c) equipment, (d) investment property, including certificated and uncertificated securities, securities accounts, security entitlements, commodity contracts and commodity accounts, (e) instruments, including promissory notes chattel paper, including tangible chattel paper and electronic chattel paper, documents, (h) letter of credit rights, (i) the secured position in the Company’s accounts receivable in the aggregate amount of $4,470,000 pursuant to an agreement for the purchase and sale of future receipts by the holder thereof as further described in the Form 8-K filed by the Borrower on October 11, 2023, and accounts, including health-care insurance receivables, (j) deposit accounts, (k) commercial tort claims, (l) general intangibles, including payment intangibles and software and (m) as-extracted collateral as such terms may from time to time be defined in the Uniform Commercial Code; and shall exclude (i) any Collateral (as such term is defined in that certain Security Agreement dated as of December 11, 2023, by and between the Borrower and the Secured Party as more fully described in the Borrower’s Current Report on Form 8-K filed with the SEC on December 12, 2023), and (ii) any Collateral (as such term is defined in that certain Intellectual Property Security Agreement dated as of December 11, 2023, by and between the Borrower and the Secured Party as more fully described in the Borrower’s Current Report on Form 8-K filed with the SEC on December 12, 2023). The security interest Borrower (or Guarantor, if applicable, pursuant to Section 12) grants includes all accessions, attachments, accessories, parts, supplies and replacements for the Lender Collateral, all products, proceeds and collections thereof and all records and data relating thereto. Lender disclaims any security interest in household goods in which Lender is forbidden by law from taking a security interest.

12. PROTECTING THE SECURITY INTEREST. Borrower agrees that Lender and/or Lender’s Representative may file any financing statement, lien entry form or other document Lender and/or Lender’s Representative requires in order to perfect, amend or continue Lender’s security interest in the Lender Collateral and Borrower agrees to cooperate with Lender and Lender’s Representative as may be necessary to accomplish said filing and to do whatever Lender or Lender’s Representative deems necessary to protect Lenders security interest in the Lender Collateral. In this Agreement, “Lenders Representative” means any entity or individual that is designated by Lender to serve in such capacity.

13. LOCATION OF LENDER COLLATERAL; TRANSACTIONS INVOLVING LENDER COLLATERAL. Unless Lender has agreed otherwise in writing, Borrower agrees and warrants that (i) all Lender Collateral (or records of the Lender Collateral in the case of accounts, chattel paper and general intangibles) shall be located at Borrower’s address as shown in the application, (ii) except for inventory sold or accounts collected in the ordinary course of Borrower’s business, Borrower shall not sell, offer to sell, or otherwise transfer or dispose of the Lender Collateral, (iii) no one else has any interest in or claim against the Lender Collateral that Borrower has not already told Lender about, (iv) Borrower shall not pledge, mortgage, encumber or otherwise permit the Lender Collateral to be subject to any lien, security interest, encumbrance or charge, other than the security interest provided for in this Agreement and (v) Borrower shall not sell, offer to sell, or otherwise transfer or dispose of the Lender Collateral for less than the fair market value thereof. Borrower shall defend Lender’s rights in the Lender Collateral against the claims and demands of all other persons. All proceeds from any unauthorized disposition of the Lender Collateral shall be held in trust for Lender, shall not be co-mingled with any other funds and shall immediately be delivered to Lender. This requirement, however, does not constitute consent by Lender to any such disposition.

14. TAXES, ASSESSMENTS AND LIENS. Borrower will complete and file all necessary federal, state and local tax returns and will pay when due all taxes, assessments, levies and liens upon the Lender Collateral and provide evidence of such payments to Lender upon request.

15. INSURANCE. Borrower shall procure and maintain such insurance as Lender may require with respect to the Lender Collateral, in form, amounts and coverage reasonably acceptable to Lender and issued by a company reasonably acceptable to Lender naming Lender as loss payee. If Borrower at any time fails to obtain or maintain any insurance as required under this Agreement, Lender may obtain such insurance as Lender deems appropriate at Borrowers sole cost and expense. Borrower shall promptly notify Lender of any loss of or damage to the Lender Collateral.

11. REPAIRS AND MAINTENANCE. Borrower agrees to keep and maintain, and to cause others to keep and maintain, the Lender Collateral in good order, repair and condition at all times while this Agreement remains in effect. Borrower further agrees to pay when due all claims for work done on, or services rendered or material furnished in connection with the Lender Collateral so that no lien or encumbrance may ever attach to or be filed against the Lender Collateral.

12. INSPECTION OF LENDER COLLATERAL AND PLACE OF BUSINESS; USE OF PHOTOGRAPHS AND TESTIMONIALS. Lender and Lenders designated representatives and agents shall have the right during Borrower’s normal business hours and at any other reasonable time to examine the Lender Collateral wherever located and the interior and exterior of any Borrower place of business. During an examination of any Borrower place of business, Lender may examine, among other things, whether Borrower (i) has a place of business that is separate from any personal residence, (ii) is open for business, (iii) has sufficient inventory to conduct Borrowers business and (iv) has one or more credit card terminals if Borrower processes credit card transactions. When performing an examination, Lender may photograph the interior and exterior of any Borrower place of business, including any signage, and may photograph any individual who has signed the Agreement (“Signatory”) unless the Signatory previously has notified Lender that he or she does not authorize Lender to photograph the Signatory. Lender may obtain testimonials from any Signatory, including testimonials on why Borrower needed the Loan and how the Loan has helped Borrower. Any photograph and testimonial will become and remain the sole property of Lender. Borrower and each Signatory grant Lender the irrevocable and permanent right to display and share any photograph and testimonial in all forms and media, including composite and modified representations, for all purposes, including but not limited to any trade or commercial purpose, with any Lender employees and agents and with the general public. Lender may, but is not required to, use the name of any Borrower and Signatory as a credit in connection with any photograph and testimonial. Borrower and each Signatory waive the right to inspect or approve versions of any photograph or testimonial or the written copy or other media that may be used in connection with same. Borrower and each Signatory release Lender from any claims that may arise regarding the use of any photograph or testimonial, including any claims of defamation, invasion of privacy or infringement of moral rights, rights of publicity or copyright.

13. LENDER’S EXPENDITURES. If any action or proceeding is commenced that would materially affect Lender’s interest in the Lender Collateral or if Borrower fails to comply with any provision of this Agreement or any related documents, including but not limited to Borrower’s failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any related documents, Lender on Borrower’s behalf may (but shall not be obligated to) take any action that Lender deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on the Lender Collateral and paying all costs for insuring, maintaining and preserving the Lender Collateral. To the extent permitted by applicable law, all such expenses will become a part of the Obligations and, at Lender’s option, will: (i) be payable on demand; (ii) be added to the balance of the Loan and be apportioned among and be payable with any installment payments to become due during the remaining term of the Loan; or (iii) be treated as a balloon payment that will be due and payable at the Loan’s maturity. Such right shall be in addition to all other rights and remedies to which Lender may be entitled upon an Event of Default.

14. BORROWER’S REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that: (i) Borrower will comply with all laws, statutes, regulations and ordinances pertaining to the conduct of Borrower’s business and promises to hold Lender harmless from any damages, liabilities, costs, expenses (including attorneys’ fees) or other harm arising out of any violation thereof; (ii) Borrower’s principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown in the application; (iii) Borrower is duly organized, licensed, validly existing and in good standing under the laws of its state of formation and shall hereafter remain in good standing in that state, and is duly qualified, licensed and in good standing in every other state in which it is doing business, and shall hereafter remain duly qualified, licensed and in good standing in every other state in which it is doing business, and shall hereafter remain duly qualified, licensed and in good standing in every other state in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of Borrower; (iv) the true and correct legal name of the Borrower is set forth in the application; (vi) the execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within Borrowers powers, have been duly authorized, are not in contravention of law or the terms of Borrower’s charter, by-laws or other constating documents, or of any indenture, agreement or undertaking to which Borrower is a party; (vii) all organization papers and all amendments thereto of Borrower have been duly filed and are in proper order and any capital stock issued by Borrower and outstanding was and is properly issued and all books and records of Borrower are accurate and up to date and will be so maintained; (viii) Borrower (a) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction that could have a material adverse effect on its financial condition, business or prospects, and (b) is in compliance with its charter, by-laws and other constating documents, all contractual requirements by which it may be bound and all applicable laws, rules and regulations other than laws, rules or regulations the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or prospects or the value of the Lender Collateral; and (ix) there is no action, suit, proceeding or investigation pending or, to Borrowers knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business or prospects or the value of the Lender Collateral.

Please initial this document here_______________

15. INTEREST AND FEES. Borrower agrees to pay in full the interest as set forth in the accompanying Business Loan and Security Agreement Supplement. In addition to any other fees described in the Agreement, Borrower agrees to pay the following fees:

A. Origination Fee: A one-time Origination Fee in the amount set forth in the accompanying Business Loan and Security Agreement Supplement. Borrower agrees that this fee will be immediately deducted from the proceeds of Borrowers Loan.

B. Returned Payment Fee: A Returned Payment Fee in the amount set forth in the accompanying Business Loan and Security Agreement Supplement if any electronic payment processed on Borrowers Loan is returned unpaid or dishonored for any reason.

C.  Late Fee: A Late Fee in the amount set forth in the accompanying Business Loan and Security Agreement Supplement if a scheduled payment is not received by Lender as provided in the payment schedule set forth in the accompanying Business Loan and Security Agreement Supplement.

Payments made by Borrower hereunder will be applied and allocated between Loan principal, interest and fees in the manner set forth in Section 8.

16. INTEREST AND FEES EXCEEDING PERMITTED LIMIT. If the Loan is subject to a law that sets maximum charges, and that law is finally interpreted so that the interest or other fees collected or to be collected in connection with this Agreement exceed the permitted limits, then (i) any such charge will be reduced by the amount necessary to reduce the charge to the permitted limit and (ii) if required by applicable law, any sums already collected from Borrower that exceed the permitted limits will be refunded or credited to Borrower.

17. FINANCIAL INFORMATION AND REEVALUATION OF CREDIT. Borrower and each guarantor (if any) authorize Lender to obtain business and personal credit bureau reports in Borrowers and any guarantor’s name, respectively, at any time and from time to time for purposes of deciding whether to approve the requested Loan or for any update, renewal, extension of credit or other lawful purpose. Upon Borrower’s or any guarantors request, Lender will advise Borrower or guarantor if Lender obtained a credit report and Lender will give Borrower or guarantor the credit bureau’s name and address. Borrower and each guarantor (if any) agree to submit current financial information, a new credit application, or both, in Borrower’s name and in the name of each guarantor, respectively, at any time promptly upon Lenders request. Borrower authorizes Lender to act as Borrower’s agent for purposes of accessing and retrieving transaction history information regarding Borrower from Borrowers designated merchant processor(s). Lender may report Lender’s credit experiences with Borrower and any guarantor of Borrower’s Loan to third parties as permitted by law. Borrower also agrees that Lender may release information to comply with governmental reporting or legal process that Lender believes may be required, whether or not such is in fact required, or when necessary or helpful in completing a transaction, or when investigating a loss or potential loss. Borrower is hereby notified that a negative credit report reflecting on Borrowers credit record may be submitted to a credit reporting agency if Borrower fails to fulfill the terms of their respective credit obligations hereunder.

18. ATTORNEYS’ FEES AND COLLECTION COSTS. To the extent not prohibited by applicable law, Borrower shall pay to Lender on demand any and all expenses, including, but not limited to, collection costs, all reasonable attorneys’ fees which could be as high as 25% of the total repayment amount due at the time of breach, and expenses, and all other expenses of like or unlike nature which may be expended by Lender to obtain or enforce payment of Obligations either as against Borrower or any guarantor or surety of Borrower or in the prosecution or defense of any action or concerning any matter arising out of or connected with the subject matter of this Agreement, the Obligations or the Lender Collateral or any of Lender’s rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all costs and expenses (including search fees) incurred or paid by Lender in connection with the administration, supervision, protection or realization on any security held by Lender for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses incurred by Lender in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Lender in connection therewith, which amounts shall be considered advances to protect Lender’s security, and shall be secured hereby. To the extent permitted by applicable law, all such expenses will become a part of the Obligations and, at Lenders option, will: (i) be payable on demand; (ii) be added to the balance of the Loan and be apportioned among and be payable with any installment payments to become due during the remaining term of the Loan; or (iii) be treated as a balloon payment that will be due and payable at the Loan’s maturity. Such right shall be in addition to all other rights and remedies to which Lender may be entitled upon an Event of Default.

19. BORROWER’S REPORTS. Promptly upon Lenders written request, Borrower and each guarantor agrees to provide Lender with such information about the financial condition and operations of Borrower or any guarantor, as Lender may, from time to time, reasonably request. Borrower also agrees promptly upon becoming aware of any Event of Default, or the occurrence or existence of an event which, with the passage of time or the giving of notice or both, would constitute an Event of Default hereunder, to promptly provide notice thereof to Lender in writing.

20. TELEPHONE COMMUNICATIONS. Borrower hereby expressly consents to receiving calls and messages, including auto-dialed and pre-recorded message calls and SMS messages (including text messages) from Lender, its affiliates, marketing partners, agents and others calling at Lenders request or on its behalf, at any telephone numbers that Borrower has provided or may provide in the future or otherwise in Lenders possession (including any cellular or mobile telephone numbers).

21. INDEMNIFICATION. Except for Lenders gross negligence or willful misconduct, Borrower will indemnify and save Lender harmless from all losses, costs, damages, liabilities or expenses (including, without limitation, court costs and reasonable attorneys’ fees) that Lender may sustain or incur by reason of defending or protecting Lenders security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter arising out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Lender Collateral. This indemnity shall survive the repayment of the Obligations and the termination of this Agreement.

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23. CHANGE IN LEGAL STATUS. Without Lenders consent, Borrower represents and agrees that Borrower will not (i) change its name, its place of business or, if more than one, chief executive office, its mailing address, or organizational identification number if it has one, or (ii) change its type of organization, jurisdiction of organization or other legal structure. If Borrower does not have an organizational identification number and later obtains one, Borrower shall promptly notify Lender of such taxpayer identification number.

24. EVENTS OF DEFAULT. The occurrence of any one or more of the following events (herein, “Events of Default”) shall constitute, without notice or demand, a default under this Agreement and all other agreements between Lender and Borrower and instruments and papers given Lender by Borrower, whether such agreements, instruments, or papers now exist or hereafter arise: (i) Lender is unable to collect any Automatic Payment Plan payment and/or, Borrower fails to pay any Obligations when due; (ii) Borrower fails to comply with, promptly, punctually and faithfully perform or observe any term, condition or promise within this Agreement; (iii) the determination by Lender that any representation or warranty heretofore, now or hereafter made by Borrower to Lender, in any documents, instrument, agreement, or paper was not true or accurate when given; (iv) the occurrence of any event such that any indebtedness of Borrower from any lender or financing source other than Lender could be accelerated, notwithstanding that such acceleration has not taken place; (v) the occurrence of any event that would cause a lien creditor, as that term is defined in Section 9- 102 of the Uniform Commercial Code, (other than Lender) to take priority over the Loan made by Lender, other than any lien creditor which has a senior position to Lender as of the date hereof; (vi) a filing against or relating to Borrower (unless consented to in writing by Lender) of (a) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (b) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state; (c) the filling of any lien against Borrower; (vii) the occurrence of any event of default under any other agreement between Lender and Borrower or instrument or paper given Lender by Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Lender may not have exercised its rights upon default under any such other agreement, instrument or paper); (viii) any act by, against, or relating to Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of Borrowers property; (ix) the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for Borrower; (x) the failure by Borrower to generally pay the debts of Borrower as they mature; (xi) adjudication of bankruptcy or insolvency relative to Borrower; (xii) the entry of an order for relief or similar order with respect to Borrower in any proceeding pursuant to Title 11 of the United States Code entitled “Bankruptcy” (the “Bankruptcy Code”) or any other federal bankruptcy law; (xiii) the filing of any complaint, application or petition by or against Borrower initiating any matter in which Borrower is or may be granted any relief from the debts of Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; (xiv) the calling or sufferance of a meeting of creditors of Borrower; (xv) the meeting by Borrower with a formal or informal creditors committee; (xvi) the offering by or entering into by Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including Borrower that seeks or intends to accomplish a reorganization or arrangement with creditors; the entry of any judgment against Borrower, which judgment is not satisfied or appealed from (with execution or similar process stayed) within 5 calendar days of its entry; (xvii) the occurrence of any event or circumstance with respect to Borrower such that Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by Borrower under this Agreement or any other agreement between Lender and Borrower is impaired or there shall occur any material adverse change in the business or financial condition of Borrower (such event specifically includes, but is not limited to, taking additional financing from a credit card advance, cash advance company or an additional working capital loan without the prior written consent of Lender); (xviii) the entry of any court order that enjoins, restrains or in any way prevents Borrower from conducting all or any part of its business affairs in the ordinary course of business; (xix) the occurrence of any uninsured loss, theft, damage or destruction to any material asset(s) of Borrower; (xx) Borrower shall enter into any financing agreements with any other party including but not limited to: Loans, Merchant Cash Advances, Receivables financing, or any other agreement that will increase the total debt owed by Borrower to any other party, other than such agreements in existence on the date hereof; (xxi) the termination of existence, dissolution or liquidation of Borrower or the ceasing to carry on actively any substantial part of Borrowers current business; (xxii) this Agreement shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by Borrower or any guarantor of Borrower denies it has any further liability or obligation hereunder; (xxiii) any guarantor or person signing a support agreement in favor of Lender shall repudiate, purport to revoke or fail to perform his or her obligations under his guaranty or support agreement in favor of Lender or any corporate guarantor shall cease to exist; (xxiv) any material change occurs in Borrowers ownership or organizational structure (acknowledging that any change in ownership will be deemed material when ownership is closely held); (xxv) if Borrower is a sole proprietorship, the owner dies; if Borrower is a trust, a trustor dies; if Borrower is a partnership, any general or managing partner dies; if Borrower is a corporation, any principal officer or 10% or greater shareholder dies; if Borrower is a limited liability company, any managing member dies; if Borrower is any other form of business entity, any person(s) directly or indirectly controlling 10% or more of the ownership interests of such entity dies. In the event the Total Repayment Amount becomes due and payable by the terms hereof or by reason of the Lender hereof exercising its option to call the same due, interest thereafter shall accrue on the Total Repayment Amount at twenty four (24%) percent per annum (“Default Rate”) and such interest shall continue to accrue and be payable at the rate or rates herein specified and the same shall be collectible in any action to enforce this Loan.

25. RIGHTS AND REMEDIES UPON DEFAULT. Subject to applicable law, if an Event of Default occurs under this Agreement, at any time thereafter, Lender may exercise any one or more of the following rights and remedies:

A. Refrain from Disbursing Loan Proceeds: Lender may refrain from disbursing Borrower’s Loan proceeds to Borrowers Designated Checking Account.

B. Debit Amounts Due From Borrower’s Accounts: Lender may debit from Borrower’s Designated Checking Account all Automatic Payment Plan payments that Lender was unable to collect and/or the amount of any other Obligations that Borrower failed to pay.

C. Accelerate Indebtedness: Lender may declare the entire Obligations immediately due and payable, without notice of any kind to Borrower.

D. Assemble Lender Collateral: Lender may require Borrower and/or Guarantor to deliver to Lender all or any portion of the Lender Collateral and any and all certificates of title and other documents relating to the Lender Collateral. Lender may require Borrower and/or Guarantor to assemble the Lender Collateral and make it available to Lender at a place to be designated by Lender. Lender also shall have full power to enter, provided Lender does so without a breach of the peace or a trespass, upon the property of Borrower and/or Guarantor to take possession of and remove the Lender Collateral. If the Lender Collateral contains other goods not covered by this Agreement at the time of repossession, Borrower and Guarantor agree that Lender may take such other goods, provided that Lender makes reasonable efforts to return them to Borrower and Guarantor after repossession.

E. Sell the Lender Collateral: Lender shall have full power to sell, lease, transfer, or otherwise deal with the Lender Collateral or proceeds thereof in Lender’s own name or that of Borrower and/or Guarantor. Lender may sell the Lender Collateral at public auction or private sale. Unless the Lender Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender will give Borrower, Guarantor and other persons as required by law, reasonable notice of the time and place of any public sale, or the time after which any private sale or any other disposition of the Lender Collateral is to be made. However, no notice need be provided to any person who, after an Event of Default occurs, enters into and authenticates an agreement waiving that person’s right to notification of sale. The requirements of reasonable notice shall be met if such notice is given at least 10 days before the time of the sale or disposition. All expenses relating to the disposition of the Lender Collateral, including without limitation the expenses of retaking, holding, insuring, preparing for sale and selling the Lender Collateral, shall become a part of the Obligations secured by this Agreement. To the extent permitted by applicable law, all such expenses will become a part of the Obligations and, at Lenders option, will: (i) be payable on demand; (ii) be added to the balance of the Loan and be apportioned among and be payable with any installment payments to become due during either (a) the term of any applicable insurance policy or (b) the remaining term of the Loan; or (iii) be treated as a balloon payment that will be due and payable at the Loan’s maturity.

F. Appoint Receiver: Lender shall have the right to have a receiver appointed to take possession of all or any part of the Lender Collateral, with the power to protect and preserve the Lender Collateral, to operate the Lender Collateral preceding foreclosure or sale, and to collect the rents from the Lender Collateral and apply the proceeds, over and above the cost of the receivership, against the Obligations. The receiver may serve without bond if permitted by law. Lender’s right to the appointment of a receiver shall exist whether or not the apparent value of the Lender Collateral exceeds the Obligations by a substantial amount. Employment by Lender shall not disqualify a person from serving as a receiver.

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H.  Collect Revenues. Apply Accounts: Lender, either itself or through a receiver, may collect the payments, rents, income, and revenues from the Lender Collateral. Lender may at any time in Lender’s discretion transfer any Lender Collateral into Lender’s own name or that of Lenders nominee and receive the payments, rents, income and revenues therefrom and hold the same as security for the Obligations or apply it to payment of the Obligations in such order of preference as Lender may determine. Insofar as the Lender Collateral consists of accounts, general intangibles, insurance policies, instruments, chattel paper, choses in action, or similar property, Lender may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose or realize on the Lender Collateral as Lender may determine, whether or not any amount included within the Obligations is then due. For these purposes, Lender may, on behalf of and in the name of Borrower and/or Guarantor, receive, open and dispose of mail addressed to Borrower; change any address to which mail and payments are to be sent; and endorse notes, checks, drafts, money orders, documents of title, instruments and items pertaining to payment, shipment or storage of any Lender Collateral. To facilitate collections, Lender may notify account debtors and obligors on any Lender Collateral to make payments directly to Lender.

I. Obtain Deficiency: If Lender chooses to sell any or all of the Lender Collateral, Lender may obtain a judgment against Borrower and/or Guarantor for any deficiency remaining on the Obligations due to Lender after application of all amounts received from the exercise of the rights provided in this Agreement. Borrower and/or Guarantor shall be liable for a deficiency even if the transaction described in this subsection is a sale of accounts or chattel paper.

J.  Other Rights and Remedies: Upon the occurrence of any Event of Default or breach of any term of this Agreement, lender shall have all the rights and remedies of a secured creditor under the provisions of the Uniform Commercial Code, as may be amended from time to time. In addition, Lender shall have and may exercise any or all other rights and remedies it may have available at law, in equity or otherwise.

K. Election of Remedies: Except as may be prohibited by applicable law, all of Lender’s rights and remedies, whether evidenced by this Agreement, any related documents, or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower under the Agreement, after Borrowers failure to perform, shall not affect Lenders right to declare a default and exercise its remedies.

26. GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. Borrower and Lender agree that this Agreement and Borrowers Loan will be governed by laws of the State of Delaware. These laws will apply based on the state of incorporation of the Lender and Borrower. Borrower and Lender agree that any action or proceeding to enforce or arising out of this Agreement shall be brought in any court of the State of Delaware, and Borrower waives personal service of process. Borrower and Lender agree that venue is proper in such courts. Borrower and Guarantor agrees that Venue is proper and convenient in the State of Delaware and waives the right to challenge venue based on forum or convenience. Borrower and Guarantor agree to accept service of process via certified mail the address listed in the Borrower’s filings with the U.S. Securities and Exchange Commission. Borrower and Guarantor submit to the Personal Jurisdiction of the Courts in the state of Delaware for all claims, actions or suits that arise out of or in connection to this Agreement, and waive any challenge to the personal jurisdiction of the courts of Delaware.

27. NO WAIVER BY LENDER. No delay or omission on the part of Lender in exercising any rights under this Agreement, any related guaranty or applicable law shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Lenders rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

28. ASSIGNMENT. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely null and void. No consent to an assignment by Lender shall release Borrower from its Obligations. Lender may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Lenders rights and benefits hereunder. In connection with any assignment or participation, Lender may disclose all documents and information that Lender now or hereafter may have relating to Borrower or Borrowers business. To the extent that Lender assigns its rights and obligations hereunder to another party, Lender thereafter shall be released from such assigned obligations to Borrower and such assignment shall affect a novation between Borrower and such other party.

29. INTERPRETATION. Paragraph and section headings used in this Agreement are for convenience only, and shall not affect the construction of this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

30. SEVERABILITY. If one or more provisions of this Agreement (or the application thereof) is determined invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application).

31. NOTICES. Except as otherwise provided in this Agreement, notice under this Agreement must be in writing. Notices will be deemed given when deposited in the U.S. mail, postage prepaid, first class mail; when delivered in person; or when sent by registered mail; by certified mail; by nationally recognized overnight courier; or when sent by electronic mail. Notice to Borrower will be sent to Borrower’s last known address or electronic mail address in Lenders records for this Loan. Notice to Lender shall be sent to Lender c/o Servicer at .

32. RECORDKEEPING AND AUDIT REQUIREMENTS. Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices or any other paper delivered to Lender by Borrower in connection with this Agreement or any other agreement other than as required by law. Borrower will at all times keep accurate and complete records of Borrower’s accounts and Lender Collateral. At Lender’s request, Borrower shall deliver to Lender: (i) schedules of accounts and general intangibles; and (ii) such other information regarding the Lender Collateral as Lender shall request. Lender, or any of its agents, shall have the right to call any telephone numbers that Borrower has provided or may provide in the future or otherwise in the Lender’s possession (including any cellular or mobile telephone numbers) at intervals to be determined by Lender, and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence that relate to Borrower’s accounts and Lender Collateral or other transactions between the parties thereto and the general financial condition of Borrower and Lender may remove any of such records temporarily for the purpose of having copies made thereof. If Borrower was referred to Lender for this Loan by a third party (the “Referring Party”), then Borrower consents to Lender sharing certain reasonable information about Borrower with the Referring Party for purposes of the Referring Party verifying and/or auditing loans made through such Referring Party’s referrals.

33. GOVERNING LAW. Subject to Section 31 above, our relationship including this Agreement and any claim, dispute or controversy (whether in contract, tort, or otherwise) at any time arising from or relating to this Agreement is governed by, and this Agreement will be construed in accordance with the laws of the state of Delaware without regard to internal principles of conflict of laws. The legality, enforceability and interpretation of this Agreement and the amounts contracted for, charged and reserved under this Agreement will be governed by such laws.

34. WAIVER OF NOTICES AND OTHER TERMS. Except for any notices provided for in this Agreement, Borrower and any person who has obligations pursuant to this Agreement (e.g., a guarantor), to the extent not prohibited by applicable law hereby, waives demand, notice of nonpayment, notice of intention to accelerate, notice of acceleration, presentment, protest, notice of dishonor and notice of protest. To the extent permitted by applicable law, Borrower and any person who has obligations pursuant to this Agreement also agrees: Lender is not required to file suit, show diligence in collection against Borrower or any person who has obligations pursuant to this Agreement, or proceed against any Lender Collateral; Lender may, but will not be obligated to, substitute, exchange or release any Lender Collateral; Lender may release any Lender Collateral, or fail to realize upon or perfect Lender’s security interest in any Lender Collateral; Lender may, but will not be obligated to, sue one or more persons without joining or suing others; and Lender may modify, renew, or extend this Agreement (repeatedly and for any length of time) without notice to or approval by any person who has obligations pursuant to this Agreement (other than the party with whom the modification, renewal or extension is made).

35. MONITORING, RECORDING AND ELECTRONIC COMMUNICATIONS. In order to ensure a high quality of service for Lender’s customers, Lender may monitor and/or record telephone calls between Borrower and Lender’s employees or agents. Borrower acknowledges that Lender may do so and agrees in advance to any such monitoring or recording of telephone calls. Borrower also agrees that Lender may communicate with Borrower electronically by e-mail.

36. JURY TRIAL WAIVER. To the extent not prohibited by applicable law, Borrower and Lender waive their right to a trial by jury of any claim or cause of action based upon, arising out of or related to the Agreement and all other documentation evidencing the Obligations, in any legal action or proceeding. Subject to Section 32 above, any such claim or cause of action shall be tried by court sitting without a jury. THE PARTIES HERETO ACKNOWLEDGE THAT EACH MAKES THIS WAIVER KNOWINGLY, WILLINGLY AND VOLUNTARILY AND WITHOUT DURESS, AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH THEIR ATTORNEYS.

37. CONFIDENTIALITY. Borrower shall not make, publish or otherwise disseminate in any manner a copy of this Agreement or any public statement or description of the terms of this Agreement, except to its employees, advisors and similar persons who have a legitimate need to know its contents, other than as required by law or to satisfy the Borrower’s reporting requirements with the Securities and Exchange Commission.

38. ENTIRE AGREEMENT. Any application Borrower signed or otherwise submitted in connection with the Loan, the accompanying Business Loan and Security Agreement Supplement and the Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits) and any other documents required by Lender now or in the future in connection with this Agreement and Borrower’s Loan are hereby incorporated into and made a part of this Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

39. COUNTERPARTS; ELECTRONIC SIGNATURES. This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. For purposes of the execution of this Agreement, signatures delivered by electronic or fax submission shall be treated in all respects as original signatures.

45. CUSTOMER SERVICE CONTACT INFORMATION. If you have questions or comments about your Loan, you may contact our Servicer, at _____________

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47. CLASS ACTION WAIVER. THE PARTIES HERETO WAIVE ANY RIGHT TO ASSERT ANY CLAIMS AGAINST THE OTHER PARTY AS A REPRESENTATIVE OR MEMBER IN ANY CLASS OR REPRESENTATIVE ACTION, EXCEPT WHERE SUCH WAIVER IS PROHIBITED BY LAW AS AGAINST PUBLIC POLICY. TO THE EXTENT EITHER PARTY IS PERMITTED BY LAW OR COURT OF LAW TO PROCEED WITH A CLASS OR REPRESENTATIVE ACTION AGAINST THE OTHER, THE PARTIES HEREBY AGREE THAT: (1) THE PREVAILING PARTY SHALL NOT BE ENTITLED TO RECOVER ATTORNEYS’ FEES OR COSTS ASSOCIATED WITH PURSUING THE CLASS OR REPRESENTATIVE ACTION (NOT WITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT); AND (2) THE PARTY WHO INITIATES OR PARTICIPATES AS A MEMBER OF THE CLASS WILL NOT SUBMIT A CLAIM OR OTHERWISE PARTICIPATE IN ANY RECOVERY SECURED THROUGH THE CLASS OR REPRESENTATIVE ACTION.

48. CERTIFICATION AND SIGNATURES. By initialing below or authorizing the person signing below to sign on its behalf, Borrower certifies that Borrower has received a copy of this Agreement and that Borrower has read, understood and agreed to be bound by its terms. Each person signing below certifies that each person is signing on behalf of the Borrower and/or in the capacity indicated below the signers name and that such signer is authorized to execute this Agreement on behalf of or the in stated relation to Borrower.

49. Use of Proceeds Certification. As referred to in Section 4, by initialing below, the Borrower certifies, acknowledges and understands that the proceeds from the requested Loan will be used solely for the purpose of working capital and other general corporate purposes.

FOR THE BORROWER (#1) By:
	(Print Name and Title)	(Signature)

FOR THE BORROWER (#2) By:
	(Print Name and Title)	(Signature)

For Lenders Use Only: This Agreement has been received and accepted by Lender in after being signed by Borrower.

By:

(Signature)

(Print Name)

Position:
Date:

Please initial this document here ____